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Exhibit 14                                              Corporate Policy #C-039
                                                 Issue Date:  December 15, 2003



                       CODE OF BUSINESS CONDUCT AND ETHICS

POLICY: This Code of Business Conduct and Ethics applies to all LESCO Associates. Each LESCO Associate shall conduct company business in an honest and ethical manner and in compliance with all applicable laws, rules and regulations. This Code is intended give direction to Associates for maintaining the Company's reputation for business integrity and high ethical standards. Associates shall not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised, shall not use for personal advantage company assets or confidential information acquired in the course of their employment and shall proactively promote honest and ethical behavior among peers and subordinates in the work place. This Code is not intended to cover every issue or situation an Associate may face. Nor does it replace other more detailed policies and guidelines. The Company reserves the right in its sole discretion to modify or eliminate any of the contents of this Code without prior notice.

RESPONSIBLE OFFICER:      President and Chief Executive Officer

PROCEDURE:

     I.   CONFLICT OF INTEREST

          Associates shall ethically handle all actual or apparent conflicts of interest between personal and professional relationships. To the extent reasonable, possible conflicts of interest and apparent conflicts of interest should be avoided. When an Associate, or members of their immediate family, interferes or appears to interfere in any way with the interest of the Company, a conflict of interest can arise. These conflicts may materialize under several circumstances, for example:

          A. Accepting a gift from a current or potential customer, supplier or competitor;

          B. Owning a financial interest in, or serving in a business capacity with, an outside enterprise that does or wishes to do business with, or is a competitor of the Company;

          C. Serving as an intermediary for the benefit of a third party in transactions involving the Company;

          D. Using confidential Company information or other Company assets for personal profit, conducting business for another enterprise during Company working hours or using Company property to conduct business for another enterprise; or

          E. Employment in addition to employment with the Company (Refer to #C-49 Employment in Addition to LESCO).


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Exhibit 14                                              Corporate Policy #C-039
                                                 Issue Date:  December 15, 2003


     II.  COMPLY WITH ALL LAWS AND REGULATIONS

          Each Associate must comply with the laws, rules and regulations of individual localities, state and federal government, along with any government where LESCO conducts business.

     III. ACCURATE BUSINESS RECORDS

          Associates must reflect accurately on all invoices to customers the sale price and terms of sale for products sold or services rendered. Each Associate has the responsibility to maintain accurate and complete records. No false, misleading or artificial entries may be made on the Company's books and records.

     IV.  BRIBERY AND CORRUPT PAYMENTS

          Associates are not to be influenced by gifts or favors of any kind from the Company's suppliers, potential suppliers, customers or potential customers. It is the Company's policy to discourage the receipt of gifts either directly or indirectly by Associates as any gift may be misconstrued as an attempt to influence business decisions.

     V.   DISCRIMINATION AND HARASSMENT

          It is the policy of the Company to provide a workplace free of harassment, intimidation and coercion on any basis prohibited by law including age, ancestry, color, marital status, medical condition, mental disability, physical disability, national origin, race, religion, sex or sexual orientation. Refer to Corporate Policy #C-19 Harassment Policy and Corporate Policy #C-60, American Disabilities Act.

     VI.  PROPER USE OF COMPANY ASSETS

           All Company assets must be used for legitimate business purposes. Associates are to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct negative impact on the Company's profitability.

     VII. FAIR AND ACCURATE DISCLOSURE

           As applicable, Associates shall endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company.


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Exhibit 14                                              Corporate Policy #C-039
                                                 Issue Date:  December 15, 2003


     VIII. INSIDER TRADING

           The Insider trading policy gives guidance to Associates for (1.) maintaining nonpublic information about the Company in confidence, and (2.) trading in LESCO stock only at appropriate times and under appropriate conditions. Specific guidelines can be found in policy #C-21, Insider Trading.

     IX.  WAIVERS

           Only the Board of Directors shall have the authority to approve any deviation or waiver from this Code. Any waiver to this Code for directors or executive officers, including to whom it was granted and the date thereof, and the reasons for it shall be promptly disclosed in a filing on Form 8-K with the SEC and may be disclosed on a posting in the Company's website.

     X.   VIOLATIONS OF THE CODE

          A.   Reporting Violations of the Code

               1. Each Associate shall comply with the letter and the spirit of the Code of Business Conduct and with the policies and procedures of the Company, and shall report any suspected violations promptly to: the Company's Chief Financial Officer or the persons or confidential integrity hotline identified in the Company's Corporate Policy #C-069, Policy for Reporting Integrity Issues.

               2. The Company shall not take adverse employment action against an Associate in retaliation for any reports of suspected violations made in good faith or for participating in an investigation, hearing, court proceeding or another administrative inquiry in connection with or as a result of a report of a suspected violation. This Code of Business Conduct is intended to encourage reporting of suspected violations by Associates and presumes that Associates will act in good faith and will not make false accusations. An Associate who knowingly or recklessly makes statements or disclosures that are not in good faith may be subject to discipline, which may include termination. Associates who report suspected violations of this Code pursuant to this Code can and will continue to be held to the Company's general job performance standards. Therefore, an Associate against whom legitimate adverse employment actions have been taken or are proposed to be taken for reasons other than prohibited retaliatory actions, such as poor job performance or misconduct by the Associate, is prohibited from using this Code as a defense against the Company's lawful actions.

                    For purposes of this policy:


                    (1) Good Faith - Good faith is evident when the report is made without malice or consideration of personal benefit and the Associate has a


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Exhibit 14                                              Corporate Policy #C-039
                                                 Issue Date:  December 15, 2003


                         reasonable basis to believe the report is true; provided, however, a report does not have to be proven to be true to be made in good faith. Good faith is lacking when the disclosure is known to be malicious, false or frivolous.

                    (2) Adverse Employment Action - Examples of adverse employment action include, but are not limited to, demotion, suspension, termination, transfer to a lesser position, denial of promotions, denial of benefits, threats, harassment, denial of compensation and privileges as a result of the employee's report of wrongdoing, or any manner of discrimination against an Associate in the terms and conditions of employment because of any other lawful act done by the employee pursuant to this policy or Section 806 of the Sarbanes-Oxley Act of 2002.

               3. In order to facilitate implementation of this Code of Business Conduct and Ethics, Associates have a duty to cooperate fully with the investigation process and to maintain the confidentiality of investigative information unless specifically authorized to disclose such information.

          B.   Discipline for Violation of the Code

               1. After a full and impartial investigation concerning violations, Associates who have been found to violate this policy will be subject to disciplinary action, up to and including termination.

               2. Based on the nature of the violations, Associates may also be prosecuted to the full extent of the law violated.



REFERENCE DOCUMENTS:              Acknowledgement Form for Code of Conduct
                                  ----------------------------------------
                                  C-049, Employment in Addition to LESCO
                                  --------------------------------------
                                  C-019, Harassment Policy
                                  ------------------------
                                  C-060, American Disabilities Act
                                  --------------------------------
                                  C-021, Insider Trading
                                  ----------------------
                                  C-069 Reporting Integrity Issues
                                  --------------------------------




Approved by:    /s/ Michael P. DiMino
                --------------------------------
                President and Chief Executive Officer



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